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                                                                  EXHIBIT 10.24



                FIFTH REVISION TO MANUFACTURING SHELTER AGREEMENT


Effective November 1, 1998, Lancer Orthodontics, Inc., ("LANCER") and Eagleson Industries, Inc., ("EAGLESON") agree to revise and amend the Manufacturing Shelter Agreement ("Agreement") entered into on May 11, 1990, revised on June 20, 1991, December 2, 1992, July 1, 1994 and April 1, 1996, between and amongst said parties, as follows:

The Agreement is extended until October 31, 2000 and may not be canceled by either party for any reason other than gross negligence, with ninety (90) days following notification to rectify, prior to that date.

Eagleson will continue providing the existing level of Mexican political and business administration service in Mexico to Lancer and to Lancer de Mexico S.A. de C.V., Lancer's Mexican distribution subsidiary (LANSA), under the Eagleson de California shelter.

Eagleson de California S.A de CM, EAGLESON's Mexican subsidiary ("ECSA") and LANCER will enter into a five-year sublease effective November 1, 1998 in the form and content specified in exhibit "A" hereto, on the portion of ECSA's main facility in Mexicali presently occupied by LANCER and LANSA. In consideration of the lease rate, LANCER will not be required to sign a corporate guarantee or put up substantial cash to secure the lease.

EAGLESON will continue to prepare the U.S. customs cost submission form for the year ending December 31, 1998 and prepare the template and provide one time training to Lancer's personnel for the 1999 reconciliation report, all from information provided from EAGLESON's records and from records maintained by LANCER's personnel.

ECSA will continue to prepare the payroll and related tax returns and tax returns required by Hacienda (Mexican IRS) for ECSA and for LANSA as required.

ECSA will continue to oversee LANSER's import/export function. ECSA will continue to oversee LANSER's human resources function.

EAGLESON will continue to report directly to LANCER's President any irregularity discovered that EAGLESON believes violates LANCER's policies or that may cause LANCER significant financial harm or loss of credibility.

EAGLESON will continue to retain an independent auditor/tax assessor for it's consolidated group and maintain it's consolidated membership in the Maquiladora association.

EAGLESON will continue to pay and report LANCER's expenses on a pass through basis.




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EAGLESON will continue to reimburse Lancer for 95% of the IVA related to LANCER pass through expenses that Eagleson is able to use as an offset for Mexican payroll taxes.

To the extent Mexican income tax and profit sharing is paid as a result of the activity of LANCER's accounts, such tax and profit sharing will be treated as a pass through expense. LANCER may increase the minimum amount of profit sharing required by law as a discretionary benefit for its assigned employees if it so chooses.

During the first year of this revision EAGLESON will work with LANCER's facilities personnel to verify the accuracy of the listing of assets on the Bailment Agreement between EAGLESON and LANCER.


With respect to LANSA.


EAGLESON will apply for a Maquiladora permit on behalf of LANSA using information provided by LANSER and LANSA.

EAGLESON will do the basic Spanish language general ledger accounting and periodic federal and state governmental financial and employee reporting on behalf of LANSA.

EAGLESON will accumulate invoices and pay payables of LANSA as they become due from funds made available, either from LANSA receivable collections or contributions from LANSER.

During the second year of this REVISION, if directed by LANSER, EAGLESON will:
Activate the Maquiladora permit for LANSA. Assist LANCER in transferring LANSER's interest in the sub-lease on the Mexican facility to LANSA. Once the lease is transferred, Mexican value added tax (IVA) will be added to the weekly lease cost inasmuch as LANSA will be able to apply for its refund directly from the Mexican government.

Convert the Lancer-designated work force to LANSA. The out of pocked expenses of hiring Mexican labor counsel will be born by LANCER.

Prepare the necessary paperwork and work with Mexican and U.S. customs to transfer the existing fixed assets, supplies, raw materials and inventory to LANSA. LANCER will pay the out of pocket expenses incurred by EAGLESON in this endeavor.

Assist in establishing the Mexican and U.S. Bank accounts necessary to run LANSA's business.


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Assist LANSA in seeking the following personnel for training and ultimate placement into positions available in LANSA.

         - Administrative (General)manager
         - Controller
         - Accounts payable/receivable clerks
         - Payroll clerks.

         As these positions are trained and filled, Eagleson will reduce its weekly billing by the allocated cost of the positions ( $250, $100, $75, $75 respectively), to partially offset the added expense of the employees. The reduced rate (not to be less than $1,000 per week) will be in effect until the end on year two as a stand-by-consulting fee.

During the second year transition period, EAGLESON's personnel will continue to be responsible for the day to day administrative activity of LANSA (excluding the invoicing and collection of sales to countries other than the U.S.) until the respective personnel are in position.

This fifth revision is entered into as of this 1st day of November 1998 by and between the undersigned parties in their respective capacities.





/s/ Nelson Baxley
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Nelson Baxley                              Doug Miller
President, Eagleson Industries, Inc.       President, Lancer Orthodontics, Inc.